Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 26, 2026, with respect to the consolidated financial statements of DBV Technologies S.A. and subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG S.A.

/s/ Renaud Maxime Cambet

Partner

Paris-La Défense, France

July 27, 2026